Walgreen Co. Restricted Performance Share Plan
                       Amendment No. 3


                              I

A new Section 5.7 shall be added to the Plan to read as follows:

          "Following the determination by the Committee of the degree of attainment of the performance requirements established prior to the beginning of each Performance Period, the Committee may, at its sole discretion, negatively adjust the sizes of the awards which otherwise would be payable based on the degree of attainment of the performance requirements; provided, however, that in no event shall the Committee use its subjective discretion to increase the awards payable as determined pursuant to the preestablished goals."

                             II

Section 9.2 of the Plan shall be amended to read as follows:

          "Retirement, Death, Total and Permanent
          Disability.  Except as otherwise stated
          herein, in the event that a participant
          granted Shares and Cash hereunder terminated employment with the Company because of normal retirement, death, total and permanent disability, or early retirement with the consent of the Committee, any uncompleted portion of a time period restriction, as set forth in subsections 6.2 and 8.1., shall be waived by the Company. Provided, however, that in the event such a waiver on behalf of a Covered Employee under Section 162(m) of the Internal Revenue Code would result in the loss of the performance based exception under
          Section 162(m) and regulations promulgated thereunder, no such waiver shall apply in respect to a Covered Employee. The Shares thereby released from the time period restriction shall be thereafter freely transferable by the Participant and the restricted cash awards made pursuant to subsection 8.1 shall be paid to the Participant."

                             III

In all respects, except as otherwise set forth, the Plan shall remain in force and effect.